QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.3

        THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE. THIS NOTE AND ANY OF SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING TO SUCH TRANSACTION UNDER THE ACT AND ALL OTHER APPLICABLE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE ACT AND OTHER APPLICABLE SECURITIES LAWS.

UNSECURED CONVERTIBLE PROMISSORY NOTE

$ .00	, 2010

        FOR VALUE RECEIVED, Clarus Therapeutics, Inc., a Delaware corporation (the "Company"), hereby promises to pay to the order of                                      (the "Holder") the sum of                                      dollars ($            ) all as hereinafter provided with interest thereon from the date of issuance of this Unsecured Convertible Promissory Note (this "Note") at the applicable rate set forth in Section 2 hereof. All payments to be made by the Company in repayment of interest and principal or other amounts due hereunder shall be made in currency of the United States of America which at the time of payment shall be legal tender for the payment of public or private debts.

        This Note is one of a series of notes (collectively, the "Notes") being issued from time-to-time pursuant to, and is subject to the terms and conditions of, the Note and Warrant Purchase Agreement by and among the Company, the Holder and the other parties thereto, dated as of November     , 2010, as amended (the "Agreement"). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Agreement.

  1.
  PAYMENT.

        1.1    Maturity.    Subject to (i) conversion into the capital stock of the Company in accordance with Section 4 hereof, (ii) acceleration of the maturity of this Note in connection with the occurrence of an Event of Default (as hereinafter defined), (iii) prepayment in accordance with Section 1.2 and (iv) repayment in an Acquisition Event in accordance with Section 1.4, the Holder of this Note shall have the right to demand repayment of the total amount of outstanding principal under this Note and all accrued and unpaid interest thereon in a single lump sum on or after September 30, 2011 (the "Maturity Date"), by giving the Company fifteen (15) days prior written notice of such demand for repayment.

        1.2    Prepayment.    The Company may not prepay this Note without the unanimous written consent of the Purchasers (as defined in the Agreement) (the "Requisite Consent"), and any such prepayment shall be pro-rata among the Purchasers based on the aggregate principal amount of the Notes, which for purposes of this Section 1.2 shall include the New Notes, then outstanding. With the Requisite Consent, at any time prior to the Maturity Date, upon two (2) Business Days prior written notice and without penalty, the Company may prepay the then outstanding amounts under this Note in whole or in part; provided, that if, at any time after the date hereof and prior to the Maturity Date, the Company shall effect any investment by a third party in the capital stock or other equity securities of the Company, then with the consent of Holders representing the Requisite Consent the Company shall use the proceeds from such investment to prepay the then outstanding amounts under this Note. Any such prepayment received with respect to this Note shall first be applied toward the repayment of the accrued but unpaid interest then outstanding, with the remainder, if any, applied toward the payment of the then outstanding principal.

        1.3    Form of Payment.    All payments of interest and principal or other amounts payable under this Note shall be payable in immediately available funds to the account of the Holder as the Holder may from time to time designate in writing to the Company.

        1.4    Repayment.    In the event of an Acquisition Event (as defined herein) and this Note has not previously been converted, then unless the Holder elects to convert this Note pursuant to Section 4.2 below, the outstanding principal balance of this Note, together with interest accrued and unpaid to date, shall be due and payable upon the closing of the Acquisition Event. "Acquisition Event" means (i) a consolidation or merger of the Company with or into one or more other corporations or other business organizations, (ii) the sale, lease, exclusive license, transfer or other disposition of all or substantially all of the assets of the Company, or (iii) any other form of corporate reorganization in which outstanding shares of the Company are exchanged for or converted into cash, securities of another corporation or business organization, or other property (including the issuance and sale of a controlling interest in the Company), unless, in each case, the Company's stockholders of record immediately prior to such event shall (by virtue of the securities issued as a part of such event) hold at least 50% of the voting power of the surviving or acquiring entity immediately following such event. The Company shall give the Holder notice of a proposed Acquisition Event no less than fifteen (15) days prior to the closing of the Acquisition Event.

  2.
  INTEREST.

        This Note shall accrue interest from the date hereof on the unpaid outstanding principal balance hereof at a rate (the "Base Rate") per annum equal to ten percent (10%), compounded daily, calculated on the basis of a 365-day year and the actual days elapsed in the period in which such interest is payable hereunder; provided, however, that upon and at all times during the continuation of any Event of Default, such Base Rate of interest shall be increased by two percent (2%) (the Base Rate, as so increased, the "Default Rate"); provided, further, that in the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment toward and applied against the then outstanding principal under this Note.

  3.
  EXPENSES.

        The Company shall pay to the Holder all reasonable out-of-pocket costs and expenses incurred by such Holder in any effort to collect any amounts due under this Note, including, without limitation, all reasonable attorneys' fees and expenses for services rendered in connection therewith, and shall pay interest on such costs and expenses to the extent not paid when due hereunder demanded at the Default Rate.

  4.
  CONVERSION OF NOTE.

        4.1    Mandatory Conversion of Note upon Financing.    If this Note has not been repaid in accordance with Section 1 above or previously converted in accordance with this Section 4, upon the closing of a Financing (as defined below), the total outstanding amount of principal and accrued and unpaid interest of this Note shall automatically be converted into the number of fully paid and non-assessable shares of Financing Stock (as defined below) as is equal to (i) the aggregate amount of such principal and accrued and unpaid interest then outstanding under this Note, divided by (ii) the Financing Purchase Price (as defined below). For purposes of this Note, the term "Financing" shall mean (i) the Company's issuance and sale of shares of Common Stock in the Company's initial public offering, or (ii) the Company's issuance and sale of shares of Preferred Stock to one or more investors in a private transaction following the date hereof; provided that in either case, the Company receives aggregate gross proceeds of at least $10,000,000 (excluding the Notes), the term "Financing Stock" shall mean the shares of Common Stock or Preferred Stock issued in the Financing, and the term "Financing Purchase Price" shall mean the per share purchase price paid for the Financing Stock in the Financing.

        4.2    Optional Conversion.    If this Note has not been repaid in accordance with Section 1 above or previously converted in accordance with this Section 4, either (a) upon an Acquisition Event or

(b) immediately following the Maturity Date, in either case, at the option of the Holder, the total outstanding amount of principal and accrued and unpaid interest of this Note shall be converted into the number of fully paid and non-assessable shares of the Company's Series C Convertible Preferred Stock, par value $0.001 per share (the "Series C Preferred Stock") equal to (i) the aggregate amount of such principal and/or accrued and unpaid interest to be so converted by the Holder, divided by (ii) $0.825 (the "Conversion Price").

        4.3    Manner of Exercise of Conversion Privilege.

        (a)   In order to exercise the conversion privilege under Section 4.2 above, the Holder of this Note shall give written notice to the Company that the Holder elects to convert all or a portion of this Note which notice shall also specify the amount of principal and/or accrued and unpaid interest to which such conversion relates. Any such notice of conversion shall supersede any obligation to pay principal or interest under this Note if such notice is received by the Company prior to the actual receipt by the Holder of the payment.

        (b)   As promptly as practicable after receipt of such notice, or the closing of the Financing, as the case may be, and upon satisfaction of the conditions of Section 4.4 below, the Company shall issue or shall cause to be issued to the Holder or such person or persons designated by the Holder a certificate or certificates representing the number of full shares of Common Stock, Preferred Stock or other equity securities, as applicable, issuable upon such conversion of principal and/or interest in accordance with the provisions hereof and any cash adjustment payable pursuant to Section 4.4 hereof, without charge to the Holder for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of the equity securities. The conversion shall become effective on the date the notice of conversion is received by the Company, or the closing of the Financing, as the case may be, and the person or persons in whose name or names any certificate for the capital stock shall be issuable upon such conversion shall be deemed to have become on said date the holder or holders of record of the Common Stock, Preferred Stock or other equity securities represented by that certificate. The Company will not close its books against the transfer of capital stock issued or issuable upon conversion of this Note, or portion thereof, in any manner which would interfere with the timely conversion of this Note, or portion thereof.

        (c)    Splits, Subdivisions or Combinations of Shares and Stock Dividends.    If the Company at any time while this Note remains outstanding shall split, subdivide or combine its Common Stock, Preferred Stock, or other equity securities into which this Note is convertible or declare a stock dividend, the applicable conversion price shall be proportionately decreased, in the case of a split or subdivision or share dividend, or proportionately increased, in the case of a combination. Any adjustment under this Section 4.3(c) shall become effective when the split, subdivision or combination becomes effective or the dividend is paid (as the case may be).

        (d)    No Impairment.    The Company will not, by amendment of its certificate of incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the exercise and conversion rights of the Holder against impairment.

        (e)    Notice of Adjustments.    Upon the occurrence of each event establishing or adjusting the applicable conversion price, the Company at its expense shall promptly furnish to the Holder written notice setting forth such established or adjusted conversion price.

        4.4    Fractional Shares.    No fractional shares of Common Stock, Preferred Stock or other equity securities, as applicable, shall be issued upon conversion of this Note. Instead of any fractional share which would otherwise be issuable upon conversion of this Note, the Company shall pay to the Holder of this Note a cash adjustment in respect of such fractional interest in an amount equal to the portion of the then applicable conversion price for each share.

        4.5    Other Agreements.    By converting this Note into shares of Common Stock, Preferred Stock, or other equity securities, as applicable, the Holder shall be deemed to have accepted, and shall be bound by, the terms of the applicable financing documents, and to the extent not already a party to such financing documents, as a condition precedent to the receipt of shares of Common Stock, Preferred Stock, or other equity securities, as applicable, issuable upon conversion of this Note, shall become a party to such agreements. Upon any conversion of this Note, the Holder agrees to submit the original Note to the Company for cancellation in exchange for stock certificates representing such shares of Common Stock, Preferred Stock, or other equity securities, as applicable, into which this Note was converted and to the extent applicable, a new Note issuable in connection with conversion hereof.

        4.8   The Company covenants that all shares of Common Stock, Preferred Stock, or other equity securities, when issued on conversion of this Note and any equity securities issuable upon conversion thereof, shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens, charges and other encumbrances.

  5.
  EVENTS OF DEFAULT.

        5.1    Events of Default Defined.    Without limiting the provisions of Section 2 hereof, including, without limitation, the Company's obligation thereunder to pay the Default Rate, all principal, accrued and unpaid interest and other amounts outstanding under this Note shall become immediately due and payable upon the occurrence of an Event of Default and such Event of Default has not been waived by the Requisite Consent. An "Event of Default" shall occur if (a) the Company voluntarily files of a petition under any provision of applicable bankruptcy or similar laws, (b) the Company makes a general assignment for the benefit of its creditors, (c) an involuntary petition is filed against the Company under any provision of applicable bankruptcy or similar laws, which petition is not dismissed within sixty (60) days after the date it is filed, or (d) the Company fails to pay when due hereunder any principal, interest or any other amount, or otherwise breaches any of its obligations, under this Note.

        5.2    Notification.    If an Event of Default shall occur, the Company shall promptly notify the Holder thereof in a writing describing such Event of Default in reasonable detail, including a statement of the nature and length of existence thereof, and what action (if any) the Company has taken and proposes to take with respect thereto.

  6.
  SUITS FOR ENFORCEMENT UPON DEFAULT.

        In case any Event of Default shall occur, the Holder may proceed to protect and enforce its rights hereunder by a suit in equity, action at law or any other appropriate proceeding or remedy available to the Holder at law or in equity. The Company covenants that if default be made in any payment of any principal of or interest on this Note, it will pay to the Holder of this Note to the extent permitted under applicable law such further reasonable amount as shall be sufficient to cover the cost and expenses of collection, including reasonable compensation to the attorneys which the Holder retains and any court costs incurred for all services rendered in that connection. No course of dealing and no delay on the part of the Holder in exercising any rights shall operate as a waiver thereof or otherwise prejudice their rights and no consent or waiver shall extend beyond the particular case involved.

  7.
  UNITED STATES TAX COVENANT.

        The parties hereto hereby acknowledge and agree that, notwithstanding that the Notes are titled as "Unsecured Convertible Promissory Notes," for United States federal and state income tax purposes the Notes are, and at all times have been, more properly characterized as equity. Accordingly, the parties agree to treat the Notes as equity for all United States federal and state income tax purposes

(including, without limitation, on their respective tax returns or other informational statements). For the avoidance of doubt, the Company hereby agrees that, with regard specifically to the rule set forth in Section 385 of the Internal Revenue Code of 1986, as amended, the Company will treat the Notes as equity as of the time of issuance.

  8.
  NOTICES.

        Any request, demand, authorization, direction, notice, consent, waiver or other document permitted by this Note to be made upon, given or furnished to, or filed with the Company or the Holder shall be sufficient for every purpose hereunder if in writing and mailed to the Company, addressed to it at 555 Skokie Boulevard, Suite 340, Northbrook, Illinois 60062 (or such other address as the Company shall advise the Holder hereof in writing) and if to the Holder at the address for the Holder reflected in the Company's records (or at such other address as the Holder hereof shall advise the Company in writing). All notices required hereunder shall be deemed to have been given or made when actually delivered to or received by the party to which the notice is addressed at its respective address.

  9.
  MUTILATION, DESTRUCTION, LOSS, OR REISSUANCE.

        Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of a Note or any note issued in exchange therefor and, if requested in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of such note, the Company will issue a new note, of like tenor and amount and dated the date to which interest hereunder has been paid, in lieu of such lost, stolen, destroyed or mutilated note, provided, however, if any note of which the Holder, its nominee, or any of its partners or affiliates is the registered holder is lost, stolen or destroyed, the affidavit of the registered holder setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no indemnification bond or other security shall be required as a condition to the execution and delivery by the Company of a new note in replacement of such lost, stolen or destroyed note other than the registered holder's written agreement to indemnify the Company.

  10.
  SUCCESSORS.

        All of the covenants, stipulations, promises and agreement in this Note contained by or on behalf of the Company shall bind and inure to the benefit of its successors whether so expressed or not and also to the benefit of the Holder and its successors.

  11.
  PRESENTMENT.

        The Company hereby waives diligence, presentment, demand and protest of every kind whatsoever. The failure of the Holder hereof to exercise any of its rights hereunder in any particular instance shall not constitute a waiver of the same or of any other right in that or any subsequent instance.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the Company has caused this Unsecured Convertible Promissory Note to be duly executed in its corporate name as of the date first above written.

CLARUS THERAPEUTICS, INC.
By:	Name: Robert E. Dudley Title: Chief Executive Officer

QuickLinks

  Exhibit 4.3